Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles R. Elliott	December 2, 2008
Chief Financial Officer

Telephone: Fax:	(770) 394-6000 (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
INCREASES STOCK REPURCHASE PROGRAM
TO 300,000 SHARES

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Alternext US: RPI) announces that its Board of Directors has amended its stock repurchase program to authorize the company to repurchase up to 300,000 shares of its outstanding common stock. The company may repurchase shares from time to time by means of open market purchases and in solicited and unsolicited privately negotiated transactions, depending on availability, the company’s cash position and price.

Charles S. Roberts, President and Chief Executive Officer, stated that “The amendment to increase our stock repurchase program to 300,000 shares reflects the Board’s belief that at current market prices, the company’s stock represents an excellent investment.”

Until the amendment to the stock repurchase plan described above, the company had remaining authority to repurchase 37,412 shares of its outstanding common stock under the company’s stock repurchase plan, which was originally adopted in 1998.

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.

This press release contains forward-looking statements within the meaning of the federal securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: the company may not repurchase shares of its common stock as it intends due to price, the availability of sufficient cash, and other factors; and the company’s stock may not prove to be an excellent investment due to factors that include the present economic climate. For more information about other risks and uncertainties Roberts Realty faces, please see the sections entitled “Risk Factors” in Roberts Realty’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC.